EXHIBIT INDEX

EXHIBIT A:
Attachment to item 77D:
  Policies with respect to security investments.
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EXHIBIT A:
SUB-ITEM 77D

As indicated in PEA 64 and PEA 65, filed on March 1, 2000, and
April 6, 2000, respectively, the following investment policies were expanded:

1. Collateral for repurchase agreements entered into by TempFund, TempCash and FedFund may include classes of collaterized mortgage obligations (CMO's) issued by agencies and instrumentalities of the U.S. Government, such as interest only (IO's) and principal only (POs) securities, residual interests, planned amortization class (PACs) certificates and targeted amortization class (TACs) certificates.

2. Types of Bank Obligations which may be purchased by TempFund include time deposits.